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                                                                   EXHIBIT 10.21

                           PURCHASE AND SALE AGREEMENT

                               5400 BAYFRONT PLAZA

                             SANTA CLARA, CALIFORNIA

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                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 18th day of August, 2003 (the "Effective Date"), by and between 3COM CORPORATION, a Delaware corporation ("3Com" or "Seller"), and MARVELL SEMICONDUCTOR, INC., a California corporation ("Buyer").

                                    RECITALS:

                  A. Seller is the owner of the following real property and improvements thereon in the City and County of Santa Clara, California:

                           (1)      All that certain real property commonly
known as 5400-5460 Bayfront Plaza, City and County of Santa Clara, California, as described in EXHIBIT "A" attached hereto, consisting of approximately 33.8 acres of land (without representation or warranty as to square footage), together with all easements, rights and privileges appurtenant thereto (the "Land");

                           (2)      Six (6) existing buildings (collectively the
"Buildings"; each a "Building") located on the Land, with a total approximate square footage of 876,359 (without representation or warranty as to square footage), two (2) existing parking structures, and all fixtures, machinery, building systems, utilities and improvements appurtenant thereto (the Buildings and such other improvements and appurtenances being hereinafter collectively referred to as the "Improvements", and the Land and the Improvements being hereinafter collectively referred to as the "Real Property");

                           (3)      All of Seller's right, title and interest in
and to certain personal property located within or appurtenant to the Improvements, including cubicle workstations, file cabinets, tables, chairs, artwork, IT equipment, network infrastructure and cabling, telephone switch, satellite equipment, generators, A/V equipment, maintenance equipment, fitness equipment and cafeteria and kitchen equipment, all of which is more particularly described on "Exhibit A" to the Bill of Sale attached hereto as EXHIBIT "C" (collectively, the "Personal Property"), excluding, however, any fixtures, furnishing or equipment leased by Seller (as the lessee) or any of the personal property listed on SCHEDULE A(3), attached hereto (the "Excluded Personal Property"); and

                           (4)      All of Seller's right, title and interest in
and to (i) all Assigned Contracts (as defined in Section 4.1 below); (ii) all assignable existing warranties and guaranties issued to or held by Seller in connection with the Land or the Improvements; (iii) the Magma Lease (defined below); and (iv) all permits, licenses and governmental approvals applicable to or benefiting the Real Property, to the extent assignable by Seller to Buyer, but not including any claims for reduction in property taxes for periods prior to Closing (the property described in this Recital A(4) being sometimes herein referred to collectively as the "Intangibles").

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                  B.       Seller is prepared to sell, transfer and convey the
Real Property, the Personal Property and the Intangibles (collectively, the "Property") to Buyer, and Buyer is prepared to purchase and accept the Property from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

                                   AGREEMENT:

         In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale and Purchase. Seller hereby agrees to sell and convey the Property to Buyer and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and subject to the other terms and conditions set forth in this Agreement.

         2. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Sixty Five Million Four Hundred Thirty Three Thousand Four Hundred Eighty Two and no/100 Dollars ($65,433,482.00). The Purchase Price shall be paid to Seller by Buyer as follows:

                  2.1 Deposit. Within two (2) Working Days (a "Working Day" shall be deemed to be any day that is not a Saturday or Sunday or an official state or federal holiday in California) after the Effective Date, Buyer shall deposit with First American Title Guaranty Company, located at 1737 North First Street, Suite 100, San Jose, California, 95112 (telephone (408) 451-7800; fax
(408) 451-7836; Attention: Rob Tidd) (the "Escrow Agent"), to be held in an interest-bearing escrow account under escrow account No. 4305-521802sc (the "Escrow") and disbursed in accordance with this Agreement, a cash deposit in the amount of One Million and no/100 Dollars ($1,000,000.00) (which amount, together with all interest earned thereon while in the Escrow, shall be hereinafter collectively referred to as the "Initial Deposit"). If Buyer fails to remit the Initial Deposit into Escrow within such two (2) Working Day Period, Seller shall be entitled to terminate this Agreement by providing written notice of such termination to Buyer. If Buyer elects to proceed with the transaction in accordance with Section 5.2.1, below, then on or before the expiration of the Feasibility Period (as defined below), Buyer shall deposit an additional Two Million and no/100 Dollars ($2,000,000.00) into Escrow (which amount, together with all interest earned thereon while in the Escrow, shall be hereinafter collectively referred to as the "Additional Deposit", and collectively with the Initial Deposit, the "Deposit").

                  2.2 Disposition of Deposit. The Initial Deposit shall be fully refunded out of Escrow to Buyer, without requirement of the consent or release by Seller, and thereafter neither party shall have any further liability hereunder except as may otherwise be expressly provided hereunder if Buyer elects to unilaterally terminate this Agreement during the Feasibility Period, as set forth in Section 5.2 below. If Buyer deposits the Additional Deposit prior to the expiration of the Feasibility Period, then the Deposit shall be deemed non-refundable to Buyer except as expressly provided herein. The Deposit shall be applied to the Purchase Price at the Closing.

                  2.3 Interest. The Deposit shall be deposited to Escrow in the form of cash, certified check, bank cashier's check, wire transfer or other form of readily available federally insured funds. The Deposit shall be held by the Escrow Agent in a federally-insured

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interest-bearing account or in such other liquid investment as reasonably may be requested by Buyer and approved by Seller in its reasonable discretion. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 11.1. In such event, Seller shall be entitled to all interest earned on the Deposit.

                  2.4 Remainder of Purchase Price. At Closing, Buyer shall deliver to the Escrow Agent cash in an amount equal to the Purchase Price, less the Deposit, together with Buyer's share of closing costs and due and payable by Buyer in accordance with this Agreement, and subject to adjustments, prorations and apportionments as set forth herein. The Purchase Price shall be paid at the Closing by wire transfer of immediately available federal funds, transferred through the Escrow to the order or account of Seller or such other person as Seller may designate in writing.

         3. Seller's Representations and Warranties; Definition of Seller's Knowledge; Survival.

                  3.1 Seller's Representations and Warranties. Seller represents to Buyer as follows, which representations and warranties shall be deemed remade by Seller to Buyer on the Closing Date, and which shall survive the Closing for the period and to the extent described in Section 3.3 below:

                           3.1.1    Compliance with Laws. To the best of
Seller's knowledge, the Improvements were constructed in compliance with applicable federal, state and local laws and regulations ("Laws").

                           3.1.2    Documents. To the best of Seller's
knowledge, all Property Documents (defined below) delivered or made available to Buyer by Seller are true copies.

                           3.1.3    Possessory Rights. There are no leases or
other possessory rights of third parties in the Real Property except for (i) the Office Lease dated June 19, 2003, between Seller and Magma Design Automation, Inc. (the "Magma Lease"), and (ii) the Pedestrian Bridge Lease Agreement dated September 18, 1998 between Seller and the Santa Clara Valley Water District (the "Bridge Lease").

                           3.1.4    Litigation. To the best of Seller's
knowledge, there is no current litigation, claim, investigation or eminent domain proceeding that may affect the Property or the transaction contemplated by this Agreement.

                           3.1.5    Authority. Subject to Section 7.2.5, below,
Seller has the power and authority to enter into and to perform all of Seller's obligations pursuant to this Agreement, and to purchase the Property on the terms and conditions set forth herein. No consent of any third party is required in order for Seller to perform any of its obligations hereunder.

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                           3.1.6    No Conflict. This Agreement and Seller' sale
of the Property hereunder do not violate any material terms or provisions of any contract to which Seller is a party

                           3.1.7    Hazardous Materials. To the best of Seller's
knowledge, no Hazardous Materials (as defined below) have been placed on, under or about the Property by Seller in violation of any applicable Environmental Laws (as defined in Section 6.6(b), below).

                           3.1.8    Personal Property. Subject to the rights of
the "Tenant" under the Magma Lease, Seller is the owner of the Personal Property, the Personal Property is not subject to any liens, leases, claims, interests or encumbrances, and Seller has the right to transfer the Personal Property to Buyer.

                           3.1.9    Signage. To the best of Seller's knowledge,
no parties have any right to use the existing monument signage on the rooftop of Building 5.

                  3.2      Definition of Seller's Knowledge. As used in this
Section 3, the phrase "to the best of Seller's knowledge" refers only to the current actual knowledge of the Designated Individuals (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, or to any officer, agent, consultant, representative or employee of Seller or any affiliate thereof or, except to the limited extent described in this Section 3.2, to impose upon such Designated Individuals any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller makes no representation that the Designated Individuals have read all or any of the Property Documents (as defined in Section 4.2). As used herein, the term "Designated Individuals" shall refer to Roger van Overbeek, Director, Real Estate and Site Services, and Steve Joesten, Site Services Manager, and Seller represents and warrants to Buyer that the Designated Individuals are the individuals currently employed by 3Com with the most extensive personal knowledge of the Property. Except as described above, Seller makes no representation or warranty as to the scope of any inquiry made by the Designated Individuals to verify the matters referred to in Section
3.1 hereof.

                  3.3 Survival. The representations and warranties of Seller set forth in this Section 3 shall be deemed to have been made as of, and only as of, (a) the Effective Date and (b) the Closing. Such representations and warranties shall survive for a period of three hundred sixty five (365) days after the Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to or discovered by Buyer prior to Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty (i) unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such valid claims shall be actionable, up to the amount specified in Section 11.2 hereof, and (ii) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the applicable period specified in the first sentence of this Section 3.3 and an action shall have been

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commenced by Buyer against Seller within thirty (30) days after expiration of such applicable period.

                  3.4 Updating Representations and Warranties. In the event that any representation or warranty of Seller needs to be modified due to changes since the Effective Date, Seller shall deliver to Buyer a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of the Closing and (ii) is either not prohibited under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of any change to a representation and warranty by Seller under this Article 3 shall, if materially adverse to Buyer, constitute the non-fulfillment of the condition set forth in
Section 7.1.1 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. In no event shall this Section 3.4 relieve Seller of liability, if any, for making a representation or warranty that was known by Seller to be false at the time it was made.

         4.       Seller's Covenants and Agreements.

                  4.1 Contracts. Within three (3) Working Days after the Effective Date, to the extent in Seller's possession Seller shall make available for inspection by Buyer or deliver to Buyer copies of all service, equipment, supply, maintenance or concession agreements entered into between Seller and such service providers with respect to the Property (collectively, the "Contracts"), provided that Seller shall not be required to provide Buyer with or assign to Buyer any agreements between Seller and Washington Group ("Washington Group"), which provides property management services to Seller at the Property and at other properties owned or operated by Seller. Buyer shall give written notice to Seller prior to the expiration of the Feasibility Period designating those Contracts, if any, which Buyer elects to continue after the Closing, and such designated Contracts, if assignable by Seller in accordance with their terms (collectively, the "Assigned Contracts"), shall be assigned to Buyer at the Closing, and Buyer shall assume all obligations with respect thereto arising from and after the Closing. Notwithstanding the preceding sentence, Seller shall have no obligation to assign such Contracts to Buyer if the Assigned Contracts are assignable only with the approval of the other party or parties to the Assigned Contracts and if Seller is unable to obtain such approval, or if any expense must be incurred or any other consideration paid as a condition to such assignment, unless Buyer agrees to reimburse Seller for such expense or payment. Seller shall terminate all Contracts that are not assigned to and assumed by Buyer as of the Closing or, if Seller is unable to or otherwise fails to terminate such Contracts, Seller shall be solely responsible for performance of Seller's obligations thereunder and shall indemnify Buyer against all claims with respect thereto.

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                  4.2      Records. Seller shall make available for inspection
by Buyer or deliver to Buyer as provided below, to the extent in Seller's possession, the following documents (collectively, the "Property Documents"):

                           (a)      within ten (10) days after the execution and
delivery of this Agreement, Seller shall deliver (if not already delivered) to
Buyer:

                                    (1)      The original or copies of the
building plans in CAD or print format for the Buildings.

                                    (2)      The ALTA survey of the Property
dated November 2002 by Kier and Wright (the "Survey").

                                    (3)      The following soils and
environmental reports in Seller's possession:

     -   Phase I Environmental Site Assessment - Levine Fricke, October 9, 2001

     -   Phase I Environmental Site Assessment - Levine Fricke, June 17, 1994

     - Report of Quarterly Ground-Water Monitoring - Levine Fricke, January 21, 1993

     - Status Report on Soils Remediation at Former Edelweiss Dairy and Future 3Com Corporate Campus, June 13, 1989

     - Health and Safety Plan - Levine Fricke, Potential Chemical and Physical Hazards Excavation and Treatment of Shallow Soils, 3Com Corporate Campus, May 16, 1989

     - Various correspondence and case closure summary and data relating to UST removal dated November - December 1994.

                                    (4)      Any structural reports on the
Buildings in Seller's possession.

                                    (5)      A copy of any conditions, covenants
and restrictions recorded against the Property as contained in the Preliminary Title Report.

                                    (6)      Copies of all licenses, permits,
and certificates of occupancy issued for the Buildings in Seller's possession.

                                    (7)      Copies of the real property tax
bills for fiscal years 2000 through 2003.

                                    (8)      Copies of the agreement and scope
of work between 3Com Corporation and the Washington Group relating to the maintenance and operation of the Property. Seller will authorize Buyer to contact the Washington group and obtain copies of documents relating to the maintenance and operation of the Property.

                                    (9)      A copy of the Magma Lease and the
Bridge lease for the bridge spanning the San Tomas Aquinas Creek, a copy of the Magma letter of credit when it

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becomes available to Seller and a copy of any other agreements affecting the
Property after the close of Escrow.

                           (b)      In addition, Seller shall promptly deliver
or make available such additional documents as Buyer may reasonably request concerning the Property or the Buildings that are in Seller's possession.

                           (c)      A general inventory of all equipment,
furniture and personal property that Seller will transfer to Buyer at closing. The inventory will be provided within three (3) Working Days of the Effective Date.

         The Property Documents that are not delivered to Buyer shall be available for inspection and photocopying by Buyer or its authorized agents, employees, consultants and representatives ("Buyer's Agents"), at Buyer's expense, at Seller's offices in Santa Clara, California, or at the Real Property, as the case may be, during reasonable business hours on no less than 24 hours advance notice. All Property Documents described in this Section 4.2 are provided for the convenience of Buyer, and Seller makes no representation or warranty as to the accuracy or completeness of any of such Property Documents or as to the possible existence of any additional records or reports which may be material to Buyer's decision to purchase the Property. Buyer acknowledges and agrees that Buyer will make its own independent investigation of the Property and of the accuracy and completeness of all documents provided by Seller. Buyer conclusively shall be presumed to have knowledge of all matters referred to in or disclosed by the Property Documents. Notwithstanding the foregoing, in no event shall Seller be required to deliver to Buyer any Property Documents that Seller has previously agreed not to disclose pursuant to a written non-disclosure agreement. Upon termination of this Agreement for any reason, Buyer shall return to Seller all copies of all Property Documents in Buyer's possession and shall provide copies to Seller of all reports and studies obtained or developed by Buyer with respect to the Property, at no cost to Seller, within five (5) Working Days after such termination, and in the event Buyer fails to return the Property Documents to Seller as required hereunder, Buyer shall pay Seller Ten Thousand Dollars ($10,000.00) to reimburse Seller for the cost of replacing the Property Documents, which foregoing obligations of Buyer shall survive the termination of this Agreement.

                  4.3 No Change. During the pendency of this Agreement, Seller shall operate and maintain the Property in substantially its current condition and repair as of the Effective Date, in accordance with its current management standards and subject to normal wear and tear; provided that such covenant shall not obligate Seller to repair any damage that results from a fire or other casualty event prior to the Closing, in accordance with Section 10.2 hereof. From and after the Effective Date Seller agrees not to remove any Personal Property from the Property.

                  4.4 New Agreements. During the pendency of this Agreement, Seller shall not execute any agreement affecting the ownership or operation of the Property, or any portion thereof, if such lease, license or other agreement will be binding on Buyer or the Property after Closing, without Buyer's prior written approval, not to be unreasonably withheld (which approval shall be deemed denied if not approved in writing within five (5) Working Days

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following Seller's written request for approval), such approval not to be unreasonably withheld. Notwithstanding the foregoing, in no event shall Seller be entitled to enter into any lease for Buildings 1 through 4, and Seller shall not enter into any amendment of the Magma Lease without Buyer's prior written approval, not to be unreasonably withheld, and in connection with such approval Buyer's legal counsel shall have the opportunity to review and comment on any such lease or amendment. In the event Buyer approves any leases for Building 5 which are executed after the Effective Date, and in the event the Closing occurs, Buyer shall pay for all costs associated with such leases, including without limitation any and all leasing commissions, rental concessions and tenant improvement expenses and/or allowances, to the extent such costs have been approved in writing by Buyer prior to the Closing. Notwithstanding anything else in this Agreement, Seller shall pay for all (a) leasing commissions due or payable in connection with the Magma Lease, subject to the provisions of Section 9.1.6, below, and (b) leasing commissions, tenant improvement costs and attorneys fees due or payable in connection with any other lease entered into prior to the Closing unless such costs have been approved in writing by Buyer prior to the Closing.

                  4.5      Seller Obligations.

                           4.5.1    Seller agrees that, during the period
commencing on the Effective Date and until this Agreement is either terminated or the parties proceed to Closing, Seller will remove its listing for the sale of the Property and all advertisements related thereto and shall not show the Property to or negotiate with other potential buyers of the Property, or otherwise solicit offers or discuss the terms of a proposed sale of the Property with other potential buyers; provided, however, that Seller shall not be deemed to have breached this Section 4.5.1 if any advertisements placed prior to the Effective Date continue in circulation thereafter, and/or if Seller receives any unsolicited offers for the purchase of the Property, provided such offers are not accepted, even on a back-up basis.

                           4.5.2    Until the Closing has occurred, Seller shall
keep in confidence and shall not disclose or permit or suffer the disclosure of any information relating to this transaction, the identity of Buyer and the terms and conditions of this Agreement to any person, firm or entity, except that such information may be disclosed (i) to the Seller's partners, directors, officers, existing and financing sources, assignees, lawyers, consultants, and representatives as needed to enable Seller to complete its obligations or exercise its rights hereunder, or (ii) to Seller's Agents.

                           4.5.3    Commencing on the Effective Date, subject to
Buyer's rights under Section 4.4, above, Seller shall continue to actively seek tenants for Building 5.

                           4.5.4    The Bridge Lease governs that portion of a
pedestrian bridge (the "Bridge") which spans the San Tomas Aquinas Creek adjacent to the Property, which Bridge also extends over the Eastern border of and onto a portion of the Property. If the Santa Clara Valley Water District or any other governmental agency requires removal of the Bridge across the San Tomas Aquinas Creek, then Seller shall remove, at its sole cost and expense, that portion of the Bridge which is on Santa Clara Valley Water District property and subject to the Bridge Lease;

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provided, however, that Seller's obligation shall not include any repair work for that portion of the Bridge remaining on the Property (including without limitation repair, shoring or reinforcement, installation of railings, and/or removal of those portions of the Bridge located on the Property), the performance and expense for which shall be Buyer's responsibility. Buyer agrees to reasonably cooperate with Seller's performance of its obligations under this Paragraph 4.5.4, including Seller's right to access over and onto the Property to perform such work. Seller's obligations under this Section 4.5.4 shall survive the Closing.

         5.       Title Review and Feasibility Period.

                  5.1 Title Report and Survey. Promptly after the execution and delivery of this Agreement, Seller shall provide Buyer with (a) a current title report for the Real Property, (the "Title Report") prepared by First America Title Guaranty Company (the "Title Company"), (b) copies of documents referenced in the exceptions set forth in the Title Report, and (c) the Survey. Promptly after the Effective Date, Seller shall instruct the Title Company to deliver the Title Report, copies of the documents referenced in the exceptions thereto, and shall deliver the Survey to Buyer, Buyer's attorney (as identified in Section 14 below), and Seller. In addition to any and all exceptions approved by Seller pursuant to Section 5.1.1 below, the Title Report shall be subject to and Buyer hereby approves as "Permitted Exceptions" the following: (i) exceptions for general taxes not yet due and payable, and (ii) matters affecting title attributable to the acts of Buyer and its agents, contractors and employees.

                           5.1.1    Buyer shall have thirty (30) days after
receipt of the Title Report (such period herein called the "Title Objection Period") to notify Seller and the Title Company in writing of Buyer's approval or disapproval of any exceptions or other matters shown therein other than the Permitted Exceptions listed in Section 5.1, above ("Notice of Title Objection") and to request any endorsements to the Title Report that Buyer desires. If Buyer does not give Seller written notice of disapproval of any such matters or exceptions within the prescribed time, the Title Report, the Survey and the supporting documents shall be deemed approved (and all exceptions therein shall be deemed "Permitted Exceptions") and this condition shall be deemed satisfied. Within seven (7) days after receipt of Buyer's notice of disapproval of any such matters or exceptions timely delivered to Seller, Seller shall notify Buyer in writing whether Seller is willing to remove any such item which Buyer has disapproved ("Seller's Cure Item"). If Seller does not give Buyer written notice within the prescribed period of time, Seller shall be deemed to have elected not to remove any such item which Buyer has disapproved and such items shall not be deemed Seller's Cure Items. If there are exceptions which Buyer has disapproved and which Seller is not willing to remove at Seller's expense, Buyer shall have until the end of the Feasibility Period to notify Seller in writing of Buyer's election to either (i) waive its disapproval and approve such exceptions, or
(ii) terminate this Agreement and receive a return of the Deposit in accordance with Section 2.1. If Buyer does not expressly elect to waive its disapproval in a timely manner, then this Agreement shall terminate and the Deposit shall be returned to Buyer.

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                           5.1.2    Survey. Seller's sole obligation with
respect to a survey of the Property shall be to deliver the Survey to Buyer as provided herein. Buyer shall be responsible, at its sole cost, for obtaining any updates to the Survey and/or any new survey(s) of the Property.

                           5.1.3    Pre-Closing "Gap" Title Defects. Buyer may,
at or prior to Closing, deliver written notice to Seller (the "Gap Notice") of any exceptions to title (a) raised by the Title Company between the expiration of the Feasibility Period and the Closing and (b) not disclosed by the Title Company or otherwise known to Buyer prior to the expiration of the Feasibility Period; provided that Buyer must notify Seller of such objection to title within two (2) Working Days of being made aware of the existence of such exception. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as apply to a Notice of Title Objection under Section 5.1.1 above.

         5.2      Feasibility Period.

                  5.2.1 For the period commencing on the Effective Date and expiring on the date which is sixty (60) days after the Effective Date, but in no event later than October 15, 2003 (the "Feasibility Period"), Buyer and Buyer's Agents shall have the right to enter the Real Property and to conduct and carry out any and all inspections, tests and studies that Buyer deems appropriate in its evaluation of the physical condition of the Property, the compliance of the Property with applicable laws, and the suitability of the Property for Buyer's intended use, as Buyer deems appropriate in its sole discretion. Buyer shall be allowed until 5:00 P.M. (Pacific Time) on the last day of the Feasibility Period to deliver to Seller, with a copy also to be delivered to Escrow Agent and to Seller's counsel designated in Section 14 hereof, a written notice of Buyer's election to purchase the Property ("Buyer's Notice"). Buyer's failure to deliver the Buyer's Notice within the Feasibility Period shall conclusively be deemed Buyer's election not to purchase the Property and to terminate the Agreement.

                  5.2.2 During the Feasibility Period, Buyer and Buyer's Agents shall be granted a right of entry on the Real Property to perform such soil, engineering and geological tests and other physical inspections, including building systems and components, to make such other reports as Buyer shall deem appropriate and for any other purpose related to Buyer's proposed use of the Property. Buyer's entry onto the Real Property as provided in this Section 5.2 is referred to herein as the "Inspection." Buyer's right of entry upon the Real Property for the purposes of the Inspection shall be subject to, and Buyer agrees to perform, each of the following conditions and covenants, all of which shall survive the termination of this Agreement or delivery of the Deed (as hereinafter defined) and the Closing:

                           (i)      Buyer shall pay all costs, expenses,
liabilities and charges incurred by Buyer related to Buyer's entry.

                           (ii)     Buyer, at Buyer's sole cost, shall repair
all damage or injury caused by Buyer or Buyer's Agents in connection with any such inspection or entry and shall return the Real Property to the condition existing prior to such entry, it being understood, however, that Buyer shall not be responsible for damage due to the mere discovery of a pre-

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existing condition, provided Buyer shall be responsible for any exacerbation of a pre-existing condition resulting from Buyer's activities.

                           (iii)    Any such entry upon the Real Property shall
be upon no less than 24 hours advance notice to Seller and shall be at reasonable times during normal business hours and shall not unreasonably interfere with the Seller's and/or Magma's operations on the Real Property. Seller shall have the right to accompany Buyer and Buyer's Agents during any entry upon the Real Property and to require that Buyer and Buyer's Agents comply with Seller's reasonable security procedures.

                           (iv)     Buyer shall keep the Real Property free and
clear of all liens arising out of Buyer's activities conducted upon the Real Property.

                           (v)      Buyer shall indemnify and hold Seller
harmless from any lien, loss, claim, liability, or expense, including reasonable attorneys' fees and costs, directly arising out of or in connection with the Inspection. Such obligation to indemnify and hold Seller harmless shall survive Closing or any termination of this Agreement.

                           (vi)     Buyer shall provide (or cause Buyer's Agents
to provide) liability insurance with a combined single limit liability of not less than Five Million Dollars ($5,000,000), either under Buyer's policy or such insurance provided by Buyer's Agents, and which liability insurance shall cover all activities performed by Buyer or Buyer's Agents, in connection with the Inspection activities. Seller shall be named as an additional insured upon such insurance. Buyer shall provide proof of such insurance in the form of a certificate of insurance prior to, and as a condition of, any such entry.

                           (vii)    Buyer shall not conduct any invasive testing
of the Real Property without Seller's prior written approval, which shall include a work plan acceptable to Seller. Prior to performing any environmental tests or studies on the Real Property beyond the scope of work generally performed in a "Phase I" environmental property assessment study, Buyer shall notify Seller of the scope of work intended to be performed and shall provide Seller an opportunity to confer, either directly or through Seller's consultants, with Buyer's environmental consultants in order to determine whether to consent to any sampling or testing of surface or subsurface soils, surface water or ground water. Seller shall not unreasonably withhold consent to any inspections of the existing Improvements (including asbestos testing) requested to be performed by Buyer. Seller may elect to deny Buyer permission to conduct invasive testing or other inspections of the soils, surface water or ground water based on Seller's good faith determination, in its sole discretion, that such inspections are inadvisable, including without limitation for any of the following reasons: (A) Seller's environmental consultants object to the methodology or procedures of the inspections proposed, (B) or such inspections otherwise do not satisfy the requirements set forth in this Section 5. In any event, if Seller has not consented or refused to consent in writing to such environmental tests or studies within three (3) Working Days of Buyer's written notification to Seller requesting such consent, Seller shall be deemed to have refused to consent to such tests and/or studies. Prior to the Closing, all information derived from Buyer's tests and test results shall, to the extent permissible under existing law, remain confidential and shall not be disclosed to any party other than as is necessary to consummate the transaction contemplated hereby or to exercise Buyer's rights hereunder including, without limitation, to Buyer's counsel and its consultants, and to Buyer's prospective lenders and partners, if any, or as required to comply with any applicable Laws. At Seller's request, Buyer shall provide Seller with copies of all reports and test results relating to Buyer's tests and evaluations of the environmental or physical condition of the Real Property prior to the Closing. Buyer shall obtain all consultants' consent to the foregoing as a part of any retention agreement with the consultant. Seller's rights to such reports and test results relating to the environmental or physical conditions of the Real Property shall survive the Closing and recording of the Deed from Seller to Buyer. Buyer shall bear the costs and expenses with respect to its feasibility studies hereunder, including, but not limited to, all environmental matters and investigations.

         6. Buyer's Covenants, Representations, Warranties and Acknowledgments. Buyer hereby represents and warrants to Seller and covenants with Seller as follows:

                  6.1 Authority. Subject to Section 7.1.6, below, Buyer has the power and authority to enter into and to perform all of Buyer's obligations pursuant to this Agreement, and to purchase the Property on the terms and conditions set forth herein. No consent of any third party is required in order for Buyer to perform any of its obligations hereunder. Buyer will finance the purchase of the Property using Buyer's own funds, and no third party financing shall be required in order for Buyer to consummate its purchase of the Property.

                  6.2 No conflict. This Agreement and Buyer's purchase of the Property hereunder do not violate any material terms or provisions of any contract to which Buyer is a party.

                  6.3      Confidentiality and Exclusivity.

                           6.3.1    Definitions. As used herein, the following
terms have the meanings set forth below: (i) the term "Information" shall mean all information relating to the products, business, assets, financial condition or prospects of 3Com which has been or may hereafter be furnished to Buyer; and
(ii) the term "Confidential Information" shall mean all Information which 3Com protects against unrestricted disclosure to others and which: (i) if in written or other tangible form, is clearly designated as "Confidential" or "Proprietary"; and (ii) if disclosed orally, is identified as confidential at the time of its disclosure and reduced to a writing designating such Information as "Confidential" which is delivered to Buyer promptly following such oral disclosure. By way of illustration, but not limitation, Confidential Information may include designs, structures, processes, financial information and data regarding suppliers and customers.

                           6.3.2    Non-Disclosure. Until the Closing, Buyer
agrees, with respect to any Confidential Information received by it from 3Com:
(i) to hold the Confidential Information in confidence and use it only for the purposes previously stated (i.e. for the purpose of evaluating and effecting the proposed purchase and sale transaction between the parties hereto); (ii) to use the same methods and degree of care to prevent disclosure of the Confidential Information as it uses to prevent disclosure of its own proprietary and confidential information; (iii) not to disclose any Confidential Information to any third party (other than directors and officers of Buyer, employees of Buyer involved directly with the proposed transaction and counsel and financial advisors to Buyer, all of whom shall be informed of the confidential nature of the Confidential Information), without the prior written consent of 3Com; and (iv) if this Agreement is terminated for any reason, to promptly return the Confidential Information received in any tangible form to 3Com at the request of 3Com and to retain no reproductions, copies, extracts or summaries of any Confidential Information.

                           6.3.3    Exclusivity. Commencing on the Effective
Date and through the date this Agreement is terminated or the parties proceed to Closing, Buyer agrees that it shall not review, tour, offer to purchase or otherwise conduct negotiations or discussions with any party for the possible lease or purchase of real property in Santa Clara, San Mateo and/or Alameda Counties other than the Property which is comparable to the Property.

                  6.4 Limitations. Buyer shall not be obligated to treat Information as Confidential Information if such Information: (i) was rightfully in Buyer's possession or was rightfully known to Buyer prior to receipt from 3Com; (ii) is independently developed by Buyer, provided that the burden of proof of such independent development shall be on Buyer; (iii) is or becomes publicly known WITHOUT the fault of Buyer; (iv) is or becomes rightfully available to Buyer without confidential restriction from a source not bound by a confidentiality obligation to 3Com; or (v) is required to be disclosed pursuant to court or government action provided, however, that 3Com is given reasonable prior notice of such disclosure. The obligations of confidentiality and other restrictions imposed under this Agreement shall terminate with respect to each item of Confidential Information one (1) year from the date of its delivery to Buyer.

                  6.5 "AS IS" Purchase. Seller shall deliver the Property at the Closing with the interior of the Buildings in its "AS IS" condition. Except for and subject to the representations and warranties of Seller as are expressly set forth in this Agreement or in the Deed (as hereinafter defined), if any, (a) Buyer acknowledges and agrees that Buyer is acquiring the Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, and (b) neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or Buyer's Agents with respect to the Property or its operation, including without limitation the square footage of the Land or the Improvements thereon, the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, Seller expressly disclaims any such representations or warranties and Buyer is not aware of and does not rely upon any such representation or warranty of any other party. Buyer acknowledges that the Feasibility Period will have afforded Buyer an adequate period of time and the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, and that Buyer has elected to go forward with the purchase of the Property based on such examinations and inspections as Buyer has deemed appropriate to make. Buyer agrees that, except as specifically provided in Section 3.1 of this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, concerning the

Property and its operation, including without limitation, (a) the value of or income derived from the Property; (b) the suitability of the Property for Buyer's use, including without limitation any future development of the Property and the availability of utilities necessary to service the Property; (c) the habitability, merchantability, profitability, marketability or fitness for a particular purpose of the Property; (d) the nature, quality or condition of the water, drainage, undershoring, subsurface, soil and geology of the Property; (e) the nature, quality or condition of the interior, exterior and structure of all Improvements, including without limitation the square footage, state (or lack) of repair and absence of latent defects; (f) the compliance of or by the Property or its operation with all applicable law, rules, ordinances or regulations of any applicable governmental authority or entity, including without limitation any and all building codes, Environmental Laws (as defined in Section 6.5(b), below), land use laws and the Americans with Disabilities Act of 1990; (g) the presence or absence of hazardous materials at, on, under or adjacent to the Property; (h) the conformity of the Property with and the status of all zoning requirements, permitting requirements and other entitlements relevant to the use or contemplated use of the Property; and (i) the conformity of the Improvements to any plans or specifications for the Property, including any such plans and specifications included in the Property Documents.

         BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT NEITHER SELLER NOR ITS AGENTS HAVE MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS-IS" CONDITION AND BASIS, WITH ALL FAULTS.

         The provisions of this Section 6.4 shall survive the Closing and the delivery of the Deed.

                  6.6      Release of Claims.

                           (a)      From and after the Closing, Buyer hereby
completely releases and forever discharges and covenants not to sue Seller and Seller's affiliates, employees, successors, assigns, heirs, agents, and representatives from and against all claims, liabilities, demands, orders, governmental requests or requirements or directives, judgments, damages, losses and costs (collectively, "Claims") arising from or related to the following: (i) any Hazardous Materials in, on, beneath, discharged from, migrating from, discharged to or migrating to the Real Property, including the soil or groundwater thereof, at any time; (ii) any use, generation, handling, treatment, storage, transportation or disposal of Hazardous Materials at or from the Real Property; and (iii) any of the matters referred to in Section 6.4 above or any other latent or patent defect affecting the Real Property (collectively, the "Released Matters"); provided, however, that subject to the limitations on Buyer's remedies set forth in Section 11.2 hereof the

Released Matters shall not include (x) Claims arising from Hazardous Materials placed at on the Real Property by Seller during the period during which Seller held title to the Property, or (y) Claims arising from any breach of an express representation or warranty by Seller under Section 3.1 hereof. In connection with such waiver and relinquishment, Buyer acknowledges that it is aware that it hereafter may discover Claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, but that it is its intention to fully, finally and forever to settle and release all of the Released Matters in accordance with the provisions of this Section 6.5, and the release set forth herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claims or facts. The foregoing release of Claims shall be binding on Buyer and its successors and assigns and shall survive the Closing.

                           (b)      As used in this Agreement, the term
"Hazardous Materials" means any material, waste, chemical or byproduct that is or hereafter is defined or designated under Environmental Laws (as defined below) as a pollutant or as a contaminant, a hazardous or toxic substance, waste or material, or any other unwholesome, hazardous, toxic, or radioactive substance, waste, material, chemical or byproduct, or which is listed, regulated or restricted by any Environmental Law (including without limitation, petroleum hydrocarbons and any distillates or factions thereof, polychlorinated biphenyls, and asbestos containing materials ("ACM")). As used herein, the term "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, regulation, rule, ordinance, permit, license, order, requirement, agreement or approval, or any determination, judgment, directive or order of any executive or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources, flora, fauna, or public or worker health and safety.

                  6.7 No Title Warranty. Nothing in this Agreement or in any instrument delivered by Seller to Buyer shall be construed as a warranty or representation by Seller, either express or implied, concerning Seller's title to the Property, and Owner makes no such warranty or representation. Buyer is relying solely upon the Title Report, the Title Policy and Buyer's own investigations respecting Seller's title to the Property.

         7.       Conditions Precedent.

                  7.1 Conditions Precedent to Buyer's Obligations. The Closing and Buyer's obligations under this Agreement to purchase the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions, with Buyer to retain the right to waive, in writing, in whole or in part, any of the following conditions at or prior to the time prescribed herein for approval or disapproval by Buyer, and such waiver may be made by Buyer at or prior to the Closing in Buyer's sole and absolute discretion:

                           7.1.1    Accuracy of Representation. All of the
representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

                           7.1.2    Performance. Seller shall have performed,
observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing.

                           7.1.3    Closing Date. The Closing shall have
occurred on or before the Closing Date (as defined in Section 8.1 hereof).

                           7.1.4    Documents and Deliveries. All instruments
and documents required on Seller's part to effectuate the Closing and the transactions contemplated hereby shall be delivered to Buyer or the Escrow Agent, as required hereby, and shall be in form and substance consistent with the requirements herein.

                           7.1.5    Title Policy. At the Closing, the Title
Company shall have provided to Buyer a standard owner's policy of title insurance (the "Title Policy"). If requested by Buyer, the Title Policy shall include "extended" coverage and/or such additional endorsements (to be obtained at Buyer's sole expense) as Buyer has requested during the Title Objection Period and that have been agreed upon before expiration of the Title Objection Period. The Title Policy shall be dated as of the Closing and shall insure Buyer's fee simple title to the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions.

                           7.1.6    Due Authorization. Buyer's agreement to
purchase the Property from Seller is conditioned upon Buyer's obtaining approval of this Agreement by Buyer's Board of Directors, on or before the date which is ten (10) days after the Effective Date. In the event such approval is not obtained at such time, Buyer shall immediately notify Seller in writing, and this Agreement shall terminate and the parties shall have no further rights and obligations hereunder excepting only those which by their express terms survive the termination of this Agreement.

                  7.2 Conditions Precedent to Seller's Obligations. The Closing and Seller's obligations under this Agreement to sell the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions, with Seller to retain the right to waive, in writing, in whole or in part, any of the following conditions at or prior to the time prescribed herein for approval or disapproval by Seller:

                           7.2.1    Accuracy of Representations. All of the
representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

                           7.2.2    Performance. Buyer shall have performed,
observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.

                           7.2.3    Closing Date. The Closing shall have
occurred on or before the Closing Date (as defined in Section 8.1 hereof).

                           7.2.4    Documents and Deliveries. All instruments
and documents required on Buyer's part to effectuate the Closing and the transactions contemplated hereby shall be delivered to Seller or the Escrow Agent, as required hereby, shall be in form and substance consistent with the requirements herein, and all funds to be deposited into the Escrow pursuant hereto shall have been timely deposited by Buyer.

                           7.2.5    Due Authorization. Seller's agreement to
sell the Property to Buyer is conditioned upon Seller's obtaining approval of this Agreement by Seller's Board of Directors, on or before the date which is ten (10) days after the Effective Date. In the event such approval is not obtained at such time, Seller shall immediately notify Buyer in writing, and this Agreement shall terminate and the parties shall have no further rights and obligations hereunder excepting only those which by their express terms survive the termination of this Agreement.

                  7.3      Failure of Conditions.

                           7.3.1    Failure of Conditions Benefiting Buyer. If
any material conditions set forth in Section 7.1 hereof are not satisfied or waived by Buyer in writing at or prior to the times prescribed therein, then Buyer shall have the option, in addition to its other rights and remedies hereunder, to decline to proceed with the Closing until such conditions are satisfied or, at Buyer's option, to terminate this Agreement, and each party shall maintain its remedies against the other party for any default by such party as provided in and limited by Section 11 of this Agreement. If Buyer believes that any condition to Closing has not been satisfied, then Buyer immediately shall notify Seller thereof. Buyer acknowledges that certain conditions precedent set forth in Section 7.1 hereof may not be under Seller's control, and the mere failure of a condition precedent to be satisfied shall not by itself be deemed to constitute a default by Seller hereunder. In the event this Agreement is terminated due to the failure of any of Buyer's conditions precedent, all obligations, liabilities and rights of the parties hereunder shall terminate excepting any obligations which expressly survive the Closing or termination hereof, and Buyer shall promptly return to Seller all documentation delivered by Seller to Buyer and shall provide copies to Seller of all reports and studies obtained or developed by Buyer with respect to the Property, at no cost to Seller.

                           7.3.2    Failure of Conditions Benefiting Seller. If
any material conditions set forth in Section 7.2 hereof are not satisfied or waived by Seller in writing at or prior to the times prescribed therein, then Seller shall have the option, in addition to its other rights and remedies hereunder, to decline to proceed with the Closing until such conditions are satisfied or, at Seller's option, to terminate this Agreement, and each party shall maintain its remedies against the other party for any default by such party as provided in and limited by Section 11 of this Agreement. If Seller believes that any condition to Closing has not been satisfied, then Seller immediately shall notify Buyer thereof. Seller acknowledges that certain conditions precedent set forth in Section 7.2 hereof may not be under Buyer's control, and the mere failure of a condition precedent to be satisfied shall not by itself be deemed to constitute a default by Buyer hereunder. In the event this Agreement is terminated due to the failure of any of Seller's conditions precedent, all obligations, liabilities and rights of the parties hereunder shall terminate excepting any obligations which expressly survive the Closing or termination hereof, and Buyer shall promptly return to Seller all documentation delivered by Seller to Buyer and shall provide copies to Seller of all reports and studies obtained or developed by Buyer with respect to the Property, at no cost to Seller.

         8.       Closing; Deliveries.

                  8.1 Timing of Closing. The consummation of the transaction contemplated hereby (the "Closing") shall be held on October 31, 2003 (the "Closing Date"), at 9:00 o'clock a.m. at the offices of the Title Company (or on such earlier date and time, at such other location, as shall be mutually agreed to by Seller and Buyer). At the Closing, Seller and Buyer shall have made the Closing deliveries set forth in, respectively, Sections 8.2, 8.3 and 8.4, the performance of which obligations shall be concurrent conditions. Buyer shall have the right to move the Closing to an earlier date by giving Seller at least three (3) Working Days advance notice.

                  8.2 Seller's Closing Deposits. On or prior to the Closing Date, Seller shall deliver or cause to be delivered into the Escrow the following:

                           8.2.1    A duly executed and acknowledged grant deed,
in substantially the form attached hereto as EXHIBIT "B" (the "Deed"), conveying the Real Property to Buyer subject only to the Permitted Exceptions.

                           8.2.2    A duly executed original Bill of Sale for
the Personal Property to be transferred to Buyer, in the form attached hereto as EXHIBIT "C" (the "Bill of Sale")

                           8.2.3    Two (2) duly executed original counterparts
of an assignment assigning to Buyer all Seller's right, title and interest in the Magma Lease, in the form attached hereto as EXHIBIT "D" (the "Assignment of Lease").

                           8.2.4    Two duly executed original counterparts of
an assignment assigning to Buyer all Seller's right, title and interest in the Assigned Contracts and the Intangibles, in the form of EXHIBIT "E" hereto (the "Assignment of Intangibles").

                           8.2.5    Originals or copies of the Magma Lease and
Assigned Contracts to the extent not previously delivered to Buyer.

                           8.2.6    An estoppel certificate executed by Magma,
in substantially the form required under the Magma Lease, dated no earlier than forty five (45) days prior to the Closing.

                           8.2.7    A certification and affidavit, duly executed
by Seller, as required by the Foreign Investment in Real Property Tax Act of 1980, as amended, and California Withholding form 593.

                           8.2.8    Title affidavits and indemnities and such
other documents reasonably required by the Title Company to issue the Title Policy and endorsements required by Buyer.

                           8.2.9    A certificate executed by Seller remaking as
of the Closing Date the Seller's representations and warranties in Section 3.1.

                           8.2.10   The original LC (as defined in Section
9.1.4, below).

                           8.2.11   All other instruments and documents,
affidavits reasonably required to effectuate this Agreement and the transactions contemplated thereby.

                  8.3 Buyer's Closing Deposits. On or prior to the Closing Date, Buyer shall deposit into the Escrow for delivery to Seller at the Closing the following:

                           8.3.1    A wire transfer in the amount required under
Section 2 hereof (subject to the adjustments and prorations provided for in this Agreement) for delivery to Seller or to the order or account of Seller or to such other person or persons as Seller shall designate in writing.

                           8.3.2    Two (2) original counterparts of the
Assignment of Lease, duly executed by Buyer.

                           8.3.3    Two (2) original counterparts of the
Assignment of Intangibles, duly executed by Buyer.

                           8.3.4    A certificate executed by Buyer reaffirming
the Buyer's representations and warranties in Article 6.

                           8.3.5    Such other documents, affidavits and
indemnities as reasonably may be required by the Title Company or the Escrow Agent to consummate the transactions contemplated hereby.

                  8.4 Joint Deposits. On or prior to the Closing Date, Buyer and Seller each shall deposit into the Escrow the following:

                           8.4.1    A closing statement ("Closing Statement")
executed by Seller and Buyer.

                           8.4.2    A notice letter to Magma (the "Tenant") in
the form of EXHIBIT "F" hereto.

         9.       Apportionments; Taxes; Expenses.

                  9.1 Apportionments and Prorations. At the Closing the following items and any other items customarily prorated in similar transactions shall be adjusted and apportioned by credits to the appropriate party on the Closing Statement as of the end of the day (the "Adjustment Date") immediately prior to the date of Closing (unless otherwise specified below), it being hereby acknowledged and agreed, that all items of income and expense for the period prior to the end of the Adjustment Date shall be for the account of Seller and all items of income and expense for the period following the Adjustment Date shall be for the account of Buyer:

                           9.1.1    Taxes and Other Expenses. The parties agree
that as between Buyer and Seller, general real estate taxes, personal property taxes and ad valorem taxes (collectively, "Taxes"), as well as utility, maintenance and other operating expenses (collectively with taxes, "Property Expenses") for periods prior to the Closing shall be Seller's sole responsibility, and Property Expenses for the period from and after the Closing shall be Buyer's sole responsibility, subject to the following provisions of this Section 9.1.1. If and to the extent that the final amounts of any Property Expenses are unavailable at the Closing (including, but not limited to, utility charges for which final meter readings cannot be made), Seller and Buyer shall adjust the same based upon a reasonable estimate of that item and a readjustment thereof as of the Adjustment Date will be made as soon as the final amounts are ascertainable, with the party owing sums following such post-closing adjustments paying same to the other within ten days following such readjustment; provided, however, that with respect to all Property Expenses other than Taxes, the parties agree to reconcile such amounts within ninety (90) days after the Closing, and provided further, that the parties shall make no such post-closing adjustment if the aggregate amount of such adjustments is less than $500. Notwithstanding the foregoing, nothing herein shall be deemed to assign to Buyer any right of Seller to appeal or apply for a reduction in Taxes for periods attributable prior to the Closing, and Seller shall be entitled to pursue any and all such appeals after the Closing at its expense, and Buyer expressly disclaims any interest whatsoever in any tax reductions or credits obtained by Seller in connection therewith. In the event any such appeal or application by either party results in a refund to Buyer of Taxes attributable to the period before Closing, then Buyer shall pay such amounts to Seller promptly after receipt, reduced by a percentage of Buyer's expenses in connection with such appeal or application equal to the percentage Seller's portion of such refund bears to the entire Tax refund paid to Buyer. In the event any such appeal or application by either party results in a refund to Seller of Taxes attributable to the period after Closing, then Seller shall pay such amounts to Buyer promptly after receipt, reduced by a percentage of Seller's expenses in connection with such appeal or application equal to the percentage Buyer's portion of such refund bears to the entire Tax refund paid to Seller.

                           9.1.2    Assigned Contracts. To the extent there are
any unpaid monetary obligations of Seller with respect to any of the Assigned Contracts as of the Closing Date, such obligations shall be included within the Property Expenses and apportioned between Buyer and Seller as provided in
Section 9.1.1, above.

                           9.1.3    Rent. Rent under the Magma Lease shall be
apportioned as of the Closing, to the extent such rent has actually been collected as of such date. Seller agrees to credit Buyer at Closing for one (1) month's Base Rent previously collected by Seller and applicable to the first calendar month of the lease term occurring after the "Free Rent Period", as defined in the Magma Lease, so long as the Closing occurs prior to such Free Rent Period. Notwithstanding the foregoing, all other components of "Rent" under the Magma Lease shall be apportioned as of the Closing. If Seller collects or receives any rent payments which properly belong to Buyer, Seller shall immediately pay such amounts to Buyer. If Buyer collects or receives any rent payments which properly belong to Seller, Buyer shall immediately pay such amounts to Seller.

                           9.1.4    Security Deposits. Buyer and Seller agree
and acknowledge that the only security deposit held for a Lease on the Property is a $100,000 deposit under the Magma Lease, held by Seller in the form of a letter of credit (the "LC"). Seller shall deliver the original LC to Buyer through Escrow at Closing, and shall cooperate with Buyer and shall make commercially reasonable efforts to cause the transfer to Buyer of the beneficiary's rights under the LC, provided that if Seller fails to achieve the transfer of such letters of credit, Seller shall not be in default hereunder, and in no event shall such failure delay or prevent the Closing. Seller's obligations under this Section 9.1.4 shall survive the Closing.

                           9.1.5    Other Tenant Charges. Notwithstanding
Section 9.1.1 and Section 9.1.2 above, any amounts payable by the Tenants under the Magma Lease for taxes, common area expenses, operating expenses, or additional charges of any other nature relating to the Property, if any, shall be prorated as of the Closing ("Expense Reimbursements"), with Seller retaining rights to Expense Reimbursements relating to periods before the Closing and Buyer being entitled to Expense Reimbursements relating to periods after the Closing. If the Expense Reimbursements are required to be reconciled by the landlord at the end of the calendar year or other specified time period, Buyer shall perform such reconciliation as and when required and shall deliver a copy thereof to Seller. In such event, Seller shall reimburse Buyer, or Buyer shall reimburse Seller, as appropriate, for any amounts that such party is responsible to pay or is entitled to receive as the result of underpayments or overpayments of Expense Reimbursements.

                           9.1.6    Lease Commissions and Allowances. Seller
shall remain liable for the obligation to pay for all leasing commissions payable in connection with the Magma Lease (and any other leases entered into by Seller pursuant to the terms of this Agreement) pursuant to the terms of such lease and any commission agreements binding on Seller with respect thereto; provided, however, that Seller shall not be liable to Buyer, nor shall Buyer receive a credit at Closing, for any free rent period under the Magma Lease (or any other leases entered into by Seller pursuant to the terms of this Agreement) to the extent such period occurs after the Closing.

                  9.2 Expenses. The expenses and costs of the transactions contemplated by this Agreement shall be borne by the parties as follows, all of which obligations shall survive the Closing:

                           9.2.1    Advisors. Except as otherwise provided in
this Agreement, each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party, and (b) all of its own respective accounting, legal and appraisal fees.

                           9.2.2    Seller's Expenses. Provided the Closing
occurs, Seller shall pay at the Closing (a) the cost of a standard CLTA Title Policy, and (b) One Hundred percent (100%) of all State of California and County of Santa Clara real estate transfer taxes.

                           9.2.3    Buyer's Expenses. Buyer shall pay all costs,
expenses and fees incurred in connection with its "due diligence" activities. Provided the Closing occurs, Buyer shall pay at the Closing all premiums associated with any ALTA extended coverage for the owner's Title Policy, together with the cost of all endorsements requested by Buyer.

                           9.2.4    Escrow and Other Expenses. The cost of all
escrow and recording fees shall be shared equally by Buyer and Seller. All other customary and usual closing costs, if any, shall be borne by the parties in accordance with the custom of Santa Clara County, as determined by the Title Company.

                  9.3 Survival. The obligations of the parties pursuant to this Section 9 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

         10.      Casualty; Condemnation; Insurance.

                  10.1 Threshold Amount for Termination Option. If, at any time prior to the date of Closing, Improvements having a replacement value of $500,000 or more are destroyed or damaged as a result of fire or any other casualty whatsoever, or as a result of the fact that any portion of the Real Property is condemned by eminent domain proceedings by any public authority, then, at Buyer's option, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. Buyer shall exercise such termination right, if at all, within fifteen (15) days after receipt of written notice from Seller advising Buyer of such casualty or condemnation.

                  10.2 Allocation of Compensation. If there is any casualty or taking as above set forth and if (a) the casualty or condemnation involves less than $500,000, or (b) Buyer elects not to terminate this Agreement as provided above, then (1) in the case of condemnation, all eminent domain proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policy(ies) and Buyer shall receive a credit at Closing in the amount of the applicable deductible or co-payment. In no event shall Seller have any obligation to restore any damage to or loss of the Real Property caused by or arising from casualty or condemnation, nor shall Buyer have the right to terminate this Agreement in such a case except as set forth in Section
10.1 hereof.

         11.      Remedies for Buyer's Default and Seller's Default.

                  11.1 BUYER'S DEFAULT. FROM AND AFTER THE EXPIRATION OF THE FEASIBILITY PERIOD, IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT OF THIS AGREEMENT BY BUYER, THEN SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY THEREFOR, HAVE THE RIGHT TO TERMINATE THIS AGREEMENT, IN WHICH CASE IT SHALL BE ENTITLED TO RECEIVE THE DEPOSIT, INCLUDING ALL ACCRUED INTEREST THEREON, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) IN LIEU OF, AND AS FULL COMPENSATION FOR, ALL OTHER RIGHTS OR CLAIMS OF SELLER AGAINST BUYER BY REASON OF SUCH DEFAULT. UPON SUCH DEFAULT BY BUYER, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES

SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER, EXCEPT AS EXPRESSLY SET FORTH HEREIN. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER RESULTING FROM BUYER'S BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO ASCERTAIN WITH ANY ACCURACY, AND THAT THE LIQUIDATED DAMAGE AMOUNT SET FORTH IN THIS SECTION 11.1 REPRESENTS BOTH PARTIES' EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES AND IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE. NOTHING HEREIN SHALL LIMIT SELLER'S REMEDIES WITH RESPECT TO ANY BREACH OF ANY COVENANT OF BUYER TO INDEMNIFY, DEFEND, PROTECT OR HOLD HARMLESS SELLER OR TO REIMBURSE SELLER FOR ANY SUMS OTHERWISE PAYABLE TO SELLER (INCLUDING ATTORNEYS' FEES AND COSTS), OR TO PROVIDE CERTAIN DOCUMENTS TO SELLER AFTER TERMINATION AS PROVIDED HEREIN, TO THE EXTENT SUCH COVENANT SURVIVES THE TERMINATION OF THIS AGREEMENT OR THE CLOSING UNDER THE EXPRESS TERMS OF THIS AGREEMENT. BUYER AND SELLER SPECIFICALLY ACKNOWLEDGE THEIR AGREEMENT TO THE FOREGOING LIQUIDATED DAMAGES PROVISION BY INITIALING THIS PARAGRAPH IN THE APPROPRIATE SPACES PROVIDED BELOW:

Buyer's Initials ________                   Seller's Initials ___________

                  11.2 Seller's Default. In the event that the Closing does not occur as a result of a breach of any of Seller's covenants, representations, warranties or other obligations under this Agreement, and if such breach is not cured within five (5) days after Seller's receipt of written notice specifying such breach, then Buyer shall have as its sole and exclusive remedy the right to either (a) terminate this Agreement and to receive a return of the Deposit and (if Buyer so elects) to file an action for Buyer's actual damages to recover Buyer's out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement (but in no event any punitive, consequential, or special damages) in an amount not to exceed $1,000,000, or (b) seek the remedy of specific performance to enforce Seller's obligation to convey title to the Property to Buyer in accordance with the terms and conditions of this Agreement, it being understood and agreed, however, that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer hereby waives any right or remedy available at law or in equity to seek damages in excess of $1,000,000 in the event of Seller's breach of any covenant, representation, warranty or other obligation hereunder. Buyer shall be deemed to have elected to seek the remedy referred to in clause (a) of this Section 11.2 unless Buyer files suit for specific performance within 30 days after the later of (i) the scheduled Closing Date, or (ii) the date Seller's cure period has expired.

         12. Further Assurances. Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to the Closing, such other customary instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby.

         13. Possession. Subject to the Magma Lease, possession of the Property shall be surrendered by Seller to Buyer at Closing. Notwithstanding the preceding sentence, Buyer acknowledges that Seller shall have a right of access, for one hundred twenty (120) days after Closing (the "Transition Period"), in and to the following portions of the Property: (i) PBX room in Building 4, (ii) network room located in Building 3, both of which are shown on EXHIBIT "G", attached hereto, and (iii) all telecommunication lines and conduit located in Building 3 and running from Building 3 to the Property line (collectively the "Transition Facilities"). Buyer agrees that, during the Transition Period, it shall make commercially reasonable efforts to provide continuous utilities and services to the Transition Facilities in connection with Seller's transition of its operations out of the Improvements, including without limitation electricity, 24 hour HVAC (for the indoor Transition Facilities), backup generator and UPS service (collectively, "Services"), at no cost to Seller. Seller agrees that during the Transition Period, its right to use and access the Transition Facilities shall be subject to the following conditions:

                  13.1 Buyer shall not be liable to Seller for any loss, injury or other damage to Seller arising from or in connection with any interruption or termination of the Services from any cause, and Seller hereby waives all such claims against Buyer except to the extent caused by Buyer's gross negligence or willful misconduct. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Buyer be liable to Seller for any indirect, punitive or consequential damages in connection with Seller's use of the Transition Facilities.

                  13.2 Seller shall make commercially reasonable efforts not to interfere with the operations of Buyer or any other tenant or occupant of the Property in connection with Seller's use of the Transition Facilities.

                  13.3 During the Transition Period, Seller shall continue to maintain its liability and property insurance covering the Transition Facilities in the same form as such facilities have been insured prior to the Closing. Buyer and Seller agree that their respective property loss risks shall be borne by their own insurance carriers, and agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is carried by such party. The parties each hereby waive all rights and claims against each other for such losses to the extent of such insurance, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder.

         The terms and conditions of this Article 13 shall survive the Closing.

         14. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

                           If to Seller:
                           3Com Corporation
                           5500 Great America Parkway
                           Santa Clara, CA 95052
                           Attention.: Real Estate Department
                           Fax: (408) 326-5718

                           with a copy to each of:

                           3Com Corporation
                           5500 Great America Parkway
                           Santa Clara, CA 95052
                           Attention.: Legal Department
                           Fax: (408) 326-5001

                           Gray Cary Ware & Freidenrich LLP
                           2000 University Avenue
                           East Palo Alto, CA 94303
                           Attention.: Austin Stewart, Esq.
                           Fax: (650) 833-2001

and:

                           If to Buyer:

                           Marvell Semiconductor, Inc.
                           700 First Avenue
                           Sunnyvale, CA 94089
                           Attention: Matthew Gloss
                           Fax: (408) 752-9046

                           with a copy to:

                           Shartsis, Friese and Ginsburg LLP
                           One Maritime Plaza - 18th Floor
                           San Francisco, CA   94111
                           Attention: Mary Kay Kennedy, Esq.
                           Fax: (415) 421-2922

and:

                           If to Escrow Agent:

                           First American Title Guaranty Company
                           1737 North First Street, Suite 100
                           San Jose, CA 95112
                           Attention: Rob Tidd
                           Fax: (408) 451-7836

         Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by confirmed facsimile transmission. Any such notice or communication shall be effective when received by the addressee or upon refusal of such delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission, provided that any notice alleging a default by the other party must be sent by both facsimile transmission and by any of the other methods specified herein.

         15. Brokers. Pursuant to a separate agreement between Seller and Cushman & Wakefield of California, Inc. ("Seller's Broker"), if and when the Closing occurs and otherwise subject to such separate agreement, Seller shall be responsible for a brokerage commission payable to Seller's Broker. Buyer represents that Buyer has not retained any broker, finder or other party in connection with the purchase and sale of the Property or any other matter contemplated by this Agreement other than CPS, A Commercial Real Estate Company, Inc. ("Buyer's Broker"). Seller agrees to pay Seller's Broker pursuant to its existing agreement, and Seller shall also pay a commission to Buyer's Broker pursuant to a separate agreement between Seller and Buyer's Broker. Nothing in this Agreement shall modify Seller's agreement with Seller's Broker or create any dual agency by Buyer's Broker. Except as referred to in the preceding provisions of this Section 15, Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this Section
15. The provisions of this Section 15 shall survive the Closing or the termination of this Agreement.

         16. Escrow Agent. The Escrow Agent shall hold those Escrow deliveries as contemplated by Section 8 of this Agreement and conduct the Closing in accordance with the terms and provisions of the escrow instructions to be provided to the Escrow Agent by the parties hereto prior to Closing.

         17. Fitness Center. For the period ending five (5) years following the Closing, Buyer shall permit Seller's employees (up to a maximum of 125 employees at any given time) the continued right to use the Fitness Center located at the Real Property; provided, however, that such rights shall be personal to 3Com, and shall only be available to 3Com employees working in Santa Clara County. Such use by Seller's employees shall be permitted subject to payment of a monthly membership charge not to exceed Thirty Dollars ($30.00) per month and execution of any reasonable waiver form requested by Buyer or its agents. Buyer also reserves the right to (i) restrict the hours of usage for Seller's employees, so long as such use is available from 6 a.m. to 9 p.m., Monday through Friday, (ii) to impose reasonable rules and regulations, so long as the same are consistently applied in a non-discriminatory manner, and (iii) discontinue operating any Fitness Center altogether. The provisions of this
Section 17 shall survive the Closing and shall be binding on Seller, Buyer and their respective successors and assigns.

         18. California Disclosure Report/Wetlands Disclosure. Seller acknowledges that the Disclosure Statutes (hereinafter defined) provide that a seller of real property must make certain disclosures regarding certain natural hazards potentially affecting the property, as more particularly provided therein. As used in this Agreement, "Disclosure Statutes" means, collectively, California Government Code Sections 8589.3, 8589.4 and 51183.5, California Public Resources Code Sections 2621.9, 2694 and 4136 and any other California statutes that require Seller to make disclosures concerning the Property. Prior to the expiration of the Feasibility Period, Seller will deliver to Buyer a Natural Hazard Disclosure Report for the Property in accordance with the foregoing statutes (the "Report"). Buyer hereby agrees as follows with respect to the Disclosure Statutes and the Report: (i) that the delivery of the Report to Buyer as provided above shall be deemed to satisfy all obligations and requirements of Seller under the Disclosure Statutes; (ii) that Seller shall not be liable for any error or inaccuracy in, or omission from, the information in the Report; (iii) that the Report was provided by Seller for purposes of complying with the Disclosure Statutes and shall not be deemed to constitute a representation or warranty by Seller as to the presence or absence in, at or around the Property of the conditions that are the subject of the Disclosure Statutes; and (iv) the Report is for Seller and Buyer only and is not for the benefit of, or to be used for any purpose by, any other party, including, without limitation, insurance companies, lenders, or governmental agencies. In addition, Seller hereby discloses to Buyer that a portion of the Land has been designated as a protected wetlands area. Buyer agrees that Seller has made no representation or warranty with respect to such portions of the Property, and agrees to satisfy itself during the Feasibility Period that the existence of a designated wetlands area, together with jurisdiction over such areas by various State and Federal governmental agencies, will not adversely affect Buyer's intended use, development or disposition of the Property.

         19.      Miscellaneous.

                  19.1 Assignability. Buyer shall not assign its rights under this Agreement without Seller's prior written consent. Any assignee of Buyer shall expressly assume all of the obligations of Buyer under this Agreement, and any such assignment shall not release Buyer from any of its obligations hereunder. Notwithstanding the foregoing, Buyer shall have the right to assign all of its rights and obligations under this Agreement to any entity wholly owned by Buyer, and to cause such entity to take title to the Property at the Closing, upon written notice to Seller but without the requirement of obtaining Seller's consent, and in such event, no such assignment shall operate to release Buyer from any of its obligations under this Agreement.

                  19.2 Governing Law; Parties in Interest. This Agreement shall be governed by the law of the State of California (without regard to is conflicts of laws principles) and, subject to Section 19.1 hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

                  19.3 Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.

                  19.4 Time of the Essence. Time is of the essence of this Agreement.

                  19.5 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

                  19.6 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  19.7 Schedules and Exhibits. All Schedules and Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement. Such Schedules and Exhibits consist of the following:

         Exhibit A:         Legal Description of Real Property
         Exhibit B:         Grant Deed
         Exhibit C:         Bill of Sale
         Exhibit D:         Assignment of Lease
         Exhibit E:         Assignment of Intangibles
         Exhibit F:         Tenant Notice Letter
         Exhibit G:         Transition Facilities
         Schedule A.(3):    Excluded Personal Property

                  19.8 Survival. Unless otherwise expressly stated in this Agreement, the warranties, representations and covenants of Seller and Buyer shall terminate as of the Closing and shall be deemed to have merged with the Deed.

                  19.9 Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous letters of intent, agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

                  19.10 Attorneys' Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based upon this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees and disbursements incurred by the prevailing party in such action or proceeding and in any appeal in connection therewith, and such costs, expenses, attorneys' fees and disbursements shall be included in and as part of such judgment.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

3COM CORPORATION,
a Delaware corporation

By:_______________________________

Its:_______________________________

BUYER:

MARVELL SEMICONDUCTOR, INC.,
a California corporation

By: _______________________________

Its: ______________________________

                                    EXHIBIT A

                             DESCRIPTION OF THE LAND

                                    EXHIBIT B

                                   GRANT DEED

Recorded at the Request of and
When Recorded, Return and
Mail Tax Statements to:

Marvell Semiconductor, Inc.
700 First Avenue
Sunnyvale, CA 94089
Attn: ____________________

                                   GRANT DEED

         For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 3COM CORPORATION, a Delaware corporation ("Grantor") hereby grants to MARVELL SEMICONDUCTOR, INC., a California corporation ("Grantee") that certain real property located in the City and County of Santa Clara, California, more particularly described in EXHIBIT "A" attached hereto and incorporated herein by this reference ("Property").

         The conveyance by Grantor to Grantee pursuant to this Grant Deed is subject to: (i) a lien securing payment of real estate taxes and assessments not yet due and payable; and (ii) all covenants, conditions, easements, restrictions, liens, encumbrances and other exceptions of record as of the date hereof.

         IN WITNESS WHEREOF, Grantor has executed this Grant Deed this ___ day of October, 2003.

                                        "Grantor"

                                        3COM CORPORATION, a
                                        Delaware corporation

                                        By: ________________________________
                                        Its: _______________________________

                        [Signature must be Acknowledged]

                                   EXHIBIT C

                                  BILL OF SALE

         For good and valuable consideration, the receipt of which is hereby acknowledged, 3COM CORPORATION, a Delaware corporation ("Seller"), does hereby sell, transfer, and convey, without representation or warranty of any kind, to MARVELL SEMICONDUCTOR, INC., a California corporation ("Buyer"), all of Seller's right, title and interest in and to certain personal property as described and as limited more particularly on EXHIBIT "A" hereto and used in connection with that certain real property described in EXHIBIT "B" attached hereto.

         This Bill of Sale may be executed in counterparts, which taken together, shall constitute one and the same agreement.

         Dated this __ day of _______, 2003.

SELLER:

3COM CORPORATION,
a Delaware corporation

By: ____________________________________

Its: ___________________________________

BUYER:

MARVELL SEMICONDUCTOR, INC.,
a California corporation

By: ____________________________________

Its: ___________________________________

                                   EXHIBIT "A"

                                       TO

                                  BILL OF SALE

PERSONAL PROPERTY:

See attached descriptions captioned "Trailer Inventory," "Cube Furniture," "Ancillary Furniture," "Building 1 - 5 & Misc.," and "Magma Furniture & Equipment - Building 6"

                                    EXHIBIT D

                               ASSIGNMENT OF LEASE

         THIS ASSIGNMENT OF LEASE ("Assignment of Lease") is dated and effective as of this _____ day of October, 2003, and is made by and between 3COM CORPORATION, a Delaware corporation ("Assignor"), and MARVELL SEMICONDUCTOR, INC., a California corporation ("Assignee").

                                    RECITALS

         This Assignment of Lease is made with reference to the following facts:

         A. Concurrently with this Assignment, subject to that certain Purchase and Sale Agreement dated August 15, 2003 (the "Agreement"), Assignor is selling to Assignee, and Assignee is purchasing from Assignor, that real property and related improvements, fixtures and personal property comprising that certain Building commonly known as 5400-5460 Bayfront Plaza, located in City and County of Santa Clara, California (the "Property").

         B. In connection with such purchase and sale, Assignor desires to assign and delegate to Assignee, and Assignee desires to assume, all of Assignor's right, title, interest, duties and obligations in, to and under that certain Office Lease dated June 19, 2003, between Seller and Magma Design Automation, Inc. (the "Lease").

         NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Property and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

         1. Assignment. Assignor hereby assigns and delegates to Assignee all of Assignor's right, title, interest, duties and obligations in, to and under the Lease.

         2. Assumption. Assignee hereby accepts the foregoing assignment from Assignor and hereby assumes all of the Assignor's obligations, duties, responsibilities and liabilities under the Lease, and Assignee agrees to pay, perform and discharge, when due, all of the duties and obligations on the part of Assignor to be paid, performed or discharged under the Lease attributable to the period from and after the date hereof. Notwithstanding the foregoing, Assignor agrees to pay, perform and discharge when due, all of the duties and obligations on the part of Assignor to be paid, performed or discharged under the Lease attributable to the period prior to the date hereof.

         3. Attorneys Fees. If this Assignment of Lease or the transaction contemplated herein gives rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other judgment of the court or arbitrator(s).

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Lease as of the date first above written.

ASSIGNOR:

3COM CORPORATION,
a Delaware corporation

By: ____________________________________

Its: ___________________________________

ASSIGNEE:

MARVELL SEMICONDUCTOR, INC.,
a California corporation

By: ____________________________________

Its: ___________________________________

                                    EXHIBIT E

                             ASSIGNMENT OF CONTRACTS
                             AND INTANGIBLE PROPERTY

         THIS ASSIGNMENT OF CONTRACTS AND INTANGIBLE PROPERTY ("Assignment of Intangibles") is dated and effective as of this _____ day of October, 2003, and is made by and between 3COM CORPORATION, a Delaware corporation ("Assignor"), and MARVELL SEMICONDUCTOR, INC., a California corporation ("Assignee").

                                    RECITALS

         This Assignment of Intangibles is made with reference to the following facts:

         A. Concurrently with this Assignment, subject to that certain Purchase and Sale Agreement dated August 15, 2003 (the "Agreement"), Assignor is selling to Assignee, and Assignee is purchasing from Assignor, that real property and related improvements, fixtures and personal property comprising that certain Building commonly known as 5400-5460 Bayfront Plaza, located in City and County of Santa Clara, California (the "Property").

         B. In connection with such purchase and sale, Assignor desires to assign and delegate to Assignee, and Assignee desires to assume, all of Assignor's right, title, interest, duties and obligations in, to and under (i) all Assigned Contracts (as defined in Section 4.1 of the Agreement); (ii) all assignable existing warranties and guaranties issued to or held by Seller in connection with the Land or the Improvements; and (iii) all permits, licenses and governmental approvals applicable to or benefiting the Real Property, to the extent assignable by Seller to Buyer, but not including any claims for reduction in property taxes for periods prior to Closing (collectively, the "Intangible Property").

         NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Property and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

         1. Assignment. Assignor hereby assigns and delegates to Assignee all of Assignor's right, title, interest, duties and obligations in, to and under all of the Intangible Property, including without limitation the "Assigned Contracts" (as defined in the Agreement) set forth on EXHIBIT "A" attached hereto.

         2. Assumption. Assignee hereby accepts the foregoing assignment from Assignor and hereby assumes all of the Assignor's obligations, duties, responsibilities and liabilities under the Intangible Property, and with respect to the Assigned Contracts, Assignee agrees to pay, perform and discharge, when due, all of the duties and obligations on the part of Assignor to be paid, performed or discharged under the Assigned Contracts attributable to the period from and after the date hereof. Notwithstanding the foregoing, Assignor agrees to pay, perform and discharge when due, all of the duties and obligations on the part of Assignor to be paid, performed or discharged under the Assigned Contracts attributable to the period prior to the date hereof.

         3. Attorneys Fees. If this Assignment of Intangibles or the transaction contemplated herein gives rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other judgment of the court or arbitrator(s).

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Intangibles as of the date first above written.

ASSIGNOR:

3COM CORPORATION,
a Delaware corporation

By: ____________________________________

Its: ___________________________________

ASSIGNEE:

MARVELL SEMICONDUCTOR, INC.,
a California corporation

By: ____________________________________

Its: ___________________________________

                                   EXHIBIT "A"

                                       TO

                 ASSIGNMENT OF CONTRACTS AND INTANGIBLE PROPERTY

ASSIGNED CONTRACTS:

                        [TO BE ATTACHED PRIOR TO CLOSING]

                                    EXHIBIT F

                          FORM OF TENANT NOTICE LETTER

                               _____________, 2003

CERTIFIED MAIL, RETURN RECEIPT REQUESTED

To:   __________________________

      __________________________

      __________________________

      __________________________

      RE: Assignment of Lease between ________________________, Landlord, and ___________________, Tenant, dated ______________, 2___ for property located at [INSERT TENANT ADDRESS]

      This is to notify you that the Premises have been acquired by, and the Landlord's interest in the Leases has been assigned to _________________________ ("BUYER").

      You are further notified that all rental payments under your Leases shall be paid to [INSERT PROPERTY MANAGER NAME] ("PROPERTY MANAGER"), at

      PROPERTY MANAGER
      ADDRESS
      CITY, STATE ZIP
      TELEPHONE:
      FACSIMILE:

in accordance with the terms of your Lease unless you are otherwise notified in writing by Buyer. In addition, please immediately cause all insurance policies required to be maintained pursuant to your Lease to be changed to name Buyer and Property Manager as additional insureds or loss payee, as appropriate. Please send revised certificates of insurance to Property Manager at your earliest convenience. Please also note that, to the extent any Leases call for a security deposit, such security deposits have been assigned by Buyer.

      If you have any questions, please contact Property Manager at the address set forth above.

                                        Very truly yours,

                                        _______________________________'
                                        a _____________________________

                                        By:____________________________
                                        Its:___________________________

                                    EXHIBIT G

                              TRANSITION FACILITIES

                                  SCHEDULE A(3)

                           EXCLUDED PERSONAL PROPERTY